UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 13, 2006

DATA SYSTEMS & SOFTWARE INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction	(Commission file Numbers)	(IRS Employer
of Incorporation)		Identification Nos.)

200 Route 17, Mahwah, New Jersey	07430
(Address of Principal Executive Offices)	(Zip Code)

Registrants' telephone number, including area code (201) 529-2026

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
Item 3.02 Unregistered Sales of Equity Securities

On July 13, 2006 Data Systems & Software Inc. (the “Company”) conducted an initial closing of a private placement of its Common Stock, par value $.01 per share, resulting in the issuance of 854,318 shares of Common Stock. In connection with the closing, the Company entered into subscription agreements with certain accredited investors for the purchase of the shares at a purchase price of $2.65 per share, resulting in gross proceeds to the Company of $2.26 million. By the terms of the subscription agreements, each subscriber, in addition to the Common Stock purchased, received a warrant exercisable for the purchase of 25% of the number of shares purchased, resulting in the issuance of warrants to purchase 213,581 shares. The warrants are exercisable for shares of the Company’s Common Stock for a period of five years at an exercise price of $2.78 per share and are redeemable by the Company in certain circumstances.

The subscription agreements require the Company to file a registration statement covering the shares of Common Stock purchased and the shares of Common Stock underlying the warrants within 30 days of the final closing of the offering. If the registration statement is not filed within such 30-day period or is not declared effective within 120 days of the date of its filing, the Company will be required to pay liquidated damages to the subscribers equal to 1.25% of the total amount invested on a prorated monthly basis up to an aggregate 11.25%.

In connection with the offering, the Company retained a registered broker-dealer to serve as placement agent. According to the terms of the agreement, the placement agent is entitled to receive a 7% selling commission, 3% management fee, and 1% advisory fee of the gross proceeds of the offering. In addition, the placement agent is entitled to warrants with the same terms as those issued to the subscribers exercisable for the purchase of 10% of the number of shares purchased in the offering.

Out of the gross proceeds received at the initial closing, the Company paid the placement agent commissions and expenses of approximately $265,000. In addition, the Company issued to the placement agent warrants to purchase 85,432 shares of Common Stock on the same terms as those issued to the subscribers.

Under the terms of the offfering, the Company may raise gross proceeds of up to an aggregate of $3,180,000 (including the amount received at the initial closing), at a price of $2.65 per share. The offering commenced on June 12, 2006 and will terminate on August 11, 2006. Any additional securities will be issued at one or more additional closings.

The issuance and sale of the Common Stock and warrants was made to accredited investors in reliance upon the exemption provided in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). As such, the securities sold in the offering have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. No form of general solicitation or general advertising was conducted in connection with offering. Each of the warrants and the certificates representing the shares of Common Stock issued pursuant to the subsciption agreements will contain restrictive legends preventing the sale, transfer or other disposition of such shares and warrants, unless registered under the Securities Act.

In connection with the initial closing, the Company issued the press release annexed as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated July 13, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 20th day of July 2006.

DATA SYSTEMS & SOFTWARE INC.

By: /s/ Sheldon Krause_________
Name: Sheldon Krause
Title: Secretary and General Counsel